EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:

Kenneth R. Posner
Chief Financial Officer
Rewards Network Inc.
(312) 521-6790

Allan Jordan/Margot Olcay
The Global Consulting Group
(646) 284-9400

REWARDS NETWORK INC. ANNOUNCES EARNINGS FOR

THE SECOND QUARTER ENDED JUNE 30, 2004

Chicago, IL July 22, 2004— Rewards Network Inc. (AMEX: IRN), one of the nation’s leading providers of loyalty and rewards programs, today released its financial results for the second quarter ended June 30, 2004.

For the three-month period ended June 30, 2004, total operating revenue amounted to $26.2 million, an increase of 8.7% compared with $24.1 million in the same period last year. Sales for the quarter amounted to $90.6 million, representing an increase of 3.3% over the corresponding prior year’s sales of $87.7 million. The Company closed the quarter with 3.5 million active members and approximately 21,160 total participating merchants.

Net income for the three months ended June 30, 2004 was $4.4 million (or 17 cents per share based on fully diluted average outstanding common shares of 25.8 million). Net income for the three-month period ended June 30, 2003 was $4.0 million (or 16 cents per share based on fully diluted average outstanding common shares of 24.1 million). Results for the current quarter include continuing investments to expand the Company’s product offerings.

- more -

Rewards Network Inc. – page 2

“We achieved our first quarter in the Company’s history of more than $90 million of sales and our plan to expand the sales force remains on track,” said George S. Wiedemann, President and Chief Executive Officer of Rewards Network. “Our hotel program continues to build nicely as more partners have made this offering available to members. In addition, Rewards Network launched its Canadian initiative and began processing restaurant transactions in June. This program is about to commence with our two Canadian partners. Finally, we continue to make progress in the development of our retail program. We remain committed to bringing an increasing array of exciting new merchant offerings to our affluent, credit card-based membership” continued Mr. Wiedemann.

“While the restaurant merchant base is increasing, it is growing more slowly than originally projected. Consequently, we are lowering our full year target growth in total operating revenues to 8% to 12% and growth in net income to 5% to 8%,” concluded Mr. Wiedemann.

For the six-month period ended June 30, 2004, total operating revenue amounted to $52.3 million, an increase of 11.2% compared with $47.0 million in the same period last year. Sales for the six-month period amounted to $179.2 million, representing an increase of 5.3% over the corresponding prior year’s sales of $170.3 million.

Net income for the six months ended June 30, 2004 was $7.8 million (or 30 cents per share based on fully diluted average outstanding common shares of 25.8 million). Net income for the six-month period ended June 30, 2003 was $7.4 million (or 30 cents per share based on fully diluted average outstanding common shares of 24.1 million).

Rewards Network, headquartered in Chicago, Illinois, provides loyalty and rewards programs for restaurants and hotels via its registered credit card platform. Incentives are offered through the Rewards Network branded program, airline frequent flyer dining programs, club memberships and other affinity organizations. Rewards Network has 3.5 million active member accounts, 10,499 restaurants and 10,577 hotels participating in its rewards programs. Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN and is listed in newspapers as REWARDS. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling Rewards Network at 1-877-491-3463.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except earnings per share)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales:
Dining Credits Purchase Plan	$83,372	$80,985	$164,437	$157,604
Revenue Management Plan	7,208	6,684	14,792	12,660

Total sales	$90,580	$87,669	$179,229	$170,264
Cost of sales	43,568	42,280	85,963	82,302
Provision for losses	4,545	4,454	7,788	8,669
Member rewards and savings	17,161	17,974	35,078	34,841

Net revenue	25,306	22,961	50,400	44,452
Net revenue percentage	27.9%	26.2%	28.1%	26.1%
Membership fees and other income	924	1,168	1,872	2,555

Total operating revenues	26,230	24,129	52,272	47,007
Operating expenses:
Salaries and benefits	5,027	3,957	10,605	7,597
Sales commission and expenses	5,100	4,902	10,524	9,998
Member & merchant marketing	2,137	2,010	4,664	3,635
Printing and postage	1,049	1,680	2,198	3,457
General and administrative	4,805	4,603	9,767	9,474

Total operating expenses	18,118	17,152	37,758	34,161

Operating income	8,112	6,977	14,514	12,846
Other expenses, net	689	458	1,482	864

Income before income taxes	7,423	6,519	13,032	11,982
Income tax expense	3,010	2,553	5,282	4,627

Net income	$4,413	$3,966	$7,750	$7,355

Net income per share
Basic EPS	0.18	0.18	0.32	0.33
Diluted EPS	0.17	0.16	0.30	0.30
Weighted average number of common and common equivalent shares outstanding
Basic	24,500	22,403	24,339	22,002
Diluted	25,776	24,092	25,785	24,100

Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except merchant and average ticket data)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash & cash equivalents			5,956	9,537
Short-term investments			5,543	3,760
Rights to Receive, net			136,269	110,633
Long-term investments			12,893	83
Total assets			199,686	160,868
Outstanding debt			70,000	60,000
Stockholder equity			84,114	63,785
Net cash provided by (used in):
Operations			(4,749)	3,293
Investing			(1,817)	(5,483)
Financing			2,808	3,461
Other information:
Accounts active last 12-months			3,537	3,040
Merchants in program, end of period:
Restaurants			10,499	10,668
Hotels			10,577	441
Retailers			82	—

Total merchants			21,158	11,109

Dining:

Number of transactions during the period	2,819	2,586	5,581	4,939
Average transaction amount	$48.49	$50.73	$48.72	$51.10
Qualified transaction dollars	$136,708	$131,156	$271,900	$252,403
Sales yield	65.9%	66.8%	65.6%	67.4%
Hotels:
Number of transactions during the period (not in thousands)	9,386	287	15,374	287
Average transaction amount	$254.54	$259.95	$256.71	$259.95
Qualified transaction dollars	$2,389	$75	$3,947	$75
Sales yield	17.6%	23.6%	17.7%	23.6%